Exhibit 99.1
Contact: Michael Mitchell
The Medicines Company
973-290-6000
investor.relations@themedco.com
FOR IMMEDIATE RELEASE:

The Medicines Company Settles Angiomax® (bivalirudin) Patent
Litigations with APP Pharmaceuticals

PARSIPPANY, NJ, January 23, 2012 - The Medicines Company (NASDAQ: MDCO) today announced that it has settled the lawsuits filed by MDCO in the U.S. District Court for the District of Delaware relating to the Abbreviated New Drug Application (ANDA) filed by APP Pharmaceuticals, LLC (APP) for a generic version of Angiomax® (bivalirudin for injection). The settlement also includes APP's agreement to dismiss its appeal of the August 2010 federal district court decision holding that MDCO's application for Hatch Waxman patent term extension of the Angiomax composition of matter patent, U.S. Patent No. 5,196,404, was timely filed. Upon dismissal of the appeal, all pending litigation regarding the Angiomax composition of matter patent will have been resolved.
As part of the settlement, APP admits that the two patents asserted in the lawsuits related to APP's ANDA, U.S. Patent No. 7,582,727 and U.S. Patent No. 7,598,343, are valid and enforceable against, and would be infringed by, APP's proposed generic bivalirudin product. These patents are listed in the Orange Book and expire on July 27, 2028.
MDCO and APP also agreed to the following arrangements in connection with the settlement:
License by MDCO
The settlement agreement includes a license by MDCO to APP and an affiliate of APP under which APP may launch a generic bivalirudin product in the U.S. on May 1, 2019. In certain limited circumstances, this license to APP could become effective prior to May 1, 2019 and could include an authorized generic bivalirudin product supplied by MDCO.
Finished Product Manufacturing for MDCO
MDCO entered into an agreement with APP under which APP has agreed to manufacture and supply Angiomax finished product to MDCO. This manufacturing arrangement provides MDCO with an additional source of finished product supply capacity to support anticipated growth of product use, and replaces capacity recently lost when one of MDCO's fill and finish manufacturers announced that it would cease contract manufacturing operations.

Acute Care Generic Products Portfolio Licensed by MDCO
MDCO and APP entered into an agreement under which APP has agreed to license and supply to MDCO a portfolio of generic products which are used in therapeutic areas in which MDCO focuses or plans to focus, including treatment of acute cardiovascular, neurological and infectious diseases in hospital.

Glenn Sblendorio, Executive Vice President and Chief Financial Officer of The Medicines Company stated, “These arrangements reflect our continued confidence in the strength of our Angiomax patents. We are delighted to partner with APP for additional Angiomax fill and finish manufacturing capacity. Also, we believe that the portfolio of acute and intensive care hospital generic products that we have licensed aligns well with our portfolio of marketed and development-stage innovative products and that our customers will welcome the expansion of our product offerings.”

As required by law, MDCO and APP will submit all of the agreements entered into in connection with the settlement to the U.S. Federal Trade Commission and the U.S. Department of Justice.

For a more detailed summary of the terms and financial arrangements between MDCO and APP, please refer to the Current Report on Form 8-K filed by MDCO with the Securities and Exchange Commission on January 23, 2012.

Background on the litigation now settled.
In September 2009 and April 2010, MDCO received Paragraph IV Certification Notice Letters from APP notifying MDCO that APP had submitted an ANDA to the Food and Drug Administration for approval to market a generic version of Angiomax®. In October 2009 and June 2010, MDCO filed patent infringement lawsuits against APP. The complaints, which were filed in the U.S. District Court for the District of Delaware, alleged infringement of U.S. Patent Nos. 7,582, 727 and 7,598,343.

MDCO remains in infringement litigations involving U.S. Patent Nos. 7,582, 727 and 7,598,343 with Hospira, Mylan Pharmaceuticals, Dr. Reddy's Laboratories and Sun Pharmaceuticals.

In the first quarter of 2010, MDCO filed suit against the U.S. Patent and Trademark Office (PTO), the U.S. Food and Drug Administration (FDA) and the U.S. Department of Health and Human Services (HHS) seeking to set aside the PTO's denial of MDCO's application to extend the patent term of the '404 patent.  On August 3, 2010, the U.S. Federal District Court for the Eastern District of Virginia ordered the PTO to consider MDCO's patent term extension application timely filed. The period for the government to appeal the court's August 3, 2010 decision expired without government appeal. However, on August 19, 2010, APP filed a motion to intervene for the purpose of appeal in MDCO's case against the PTO, the FDA and HHS. On September 13, 2010, the federal district court denied APP's motion. APP appealed the denial of its motion, as well as the federal district court's August 3, 2010 order (and all related and underlying orders), to the U.S. Court of Appeals for the Federal Circuit.

About The Medicines Company
The Medicines Company (NASDAQ: MDCO) provides medical solutions to improve health outcomes for patients in acute and intensive care hospitals worldwide. These solutions comprise medicines and knowledge that directly impact the survival and well-being of critically ill patients. The Medicines Company's website is www.themedicinescompany.com.

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "believes," "anticipates" and "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements.  Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company's other products and the products licensed from APP; whether the Company is able to maintain market exclusivity for Angiomax; whether the Company is able to obtain or maintain patent protection for the intellectual property relating to the Company's products; whether the Company's products and product candidates will advance in the clinical trials process on a timely basis or at all; whether the Company will make regulatory submissions for product candidates on a timely basis; whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all ; risks related to the Company's dependence on third parties such as APP to manufacture and supply its products; and such other factors as are set forth in the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company's Quarterly Report on Form 10-Q filed on November 9, 2011, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.